Exhibit 10.45

Mark Sumeray

Temporary Assignment Plan

In order to provide strategic support to the European business during a critical time of reimbursement, pricing, and launch of Lojuxta in addition to Myalept registration and prelaunch planning, Aegerion has agreed to a temporary assignment, not to exceed one year, for Dr. Mark Sumeray in Germany. Dr. Sumeray will maintain his position of Chief Medical Officer responsible for Aegerion’s Global Clinical development, Research, PV and Medical Affairs strategy and Operations and thereby ensure a presence in Cambridge for Managerial meetings, employee 1:1’s, coaching and development and appropriate “networking maintenance” during this temporary assignment plan.  Dr. Mark will make a special effort to enable access for his direct report group during the period he is working from Germany.  This may require evening conference calls from Europe given the six (6) hour time change. This plan is contingent upon continuing high performance. Below are specific objectives Mark will achieve to assist the EMEA as part of this assignment. The Temporary Assignment Plan terms are as follows:

Effective: October 1, 2015 – September 30, 2016

TERMS

•	Incidental Assignment Allowance: ($33,750) Grossed up.
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Temporary Lodging Expenses:  As part of this temporary assignment, we will reimburse Dr. Sumeray the cost of actual lodging expenses (in the form of rent and utilities) not to exceed the lesser of a) $4750 per month ($57,000 annualized) during the term of this temporary assignment) or b) the per diem lodging rates allowable for Munich, Germany as established by the US Department under Federal Travel Regulations. Reimbursements will be supported by documented expenses.

•	As a temporary assignment, all travel –except travel related to Holidays/vacation- will be treated as business expenses. This includes hotels, airfare, and taxis.
•	We will provide tax assistance not to exceed $5k for term of this temporary assignment as needed.

  EMEA GOALS

•	European Myalept filing for generalized lipodystrophy and strategy for severe PL indication
•	CAPTURE study – implementation in Europe
•	Germany GBA – strategy and implementation of GBA process for market access in Germany
•	France CEPS – value arguments to support pricing
•	Early access program in EU (Myalept NPS – French ATU, Italian law 648)
•	Work in close coordination and communication with David Allmond, our new President – EMEA
•	Assist in all possible ways to gain reimbursement in key European countries through a coordinated effort of creating KOL support and patient advocacy

Agreed:

/s/ Mark Sumeray____

Mark Sumeray